EXHIBIT 10.16

SECURITIES EXCHANGE AGREEMENT

THIS AGREEMENT, dated as of January 11, 2006, by and between Gabriel Technologies Corporation, a Delaware corporation with its principal offices at 4538 S. 140th Street Omaha, NE 68137 (“Gabriel”) and Mutual Protective Insurance Company, a Nebraska corporation, 1515 South 75th Street, Omaha, Nebraska 68124 (“MEDICO”).

RECITALS

WHEREAS, MEDICO desires to exchange Two Thousand Three Hundred Thirty Three (2,333) Class “C” Membership Interest Units (the “Units”) issued by Resilent LLC, a Nebraska Limited Liability Company, 15858 West Dodge Road, Omaha, Nebraska 68118 (the “Company”) and beneficially owned and held by MEDICO, and Gabriel desires to acquire such Units in exchange for One Million Five Hundred Ninety Three Thousand Seven Hundred Fifty (1,593,750) shares of Gabriel’s common stock, par value $.001 (the “Shares”).

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties agree as follows:

1. Definitions.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to thereto.

“Registration of Rights Agreement” shall mean for purposes of this Agreement, that certain registration of rights agreement ancillary hereto, that the parties shall enter into contemporaneously with this Agreement.

2. Agreement Void Date. The issuance and exchange (the “Closing”) provided for in this Agreement will take place at such time and place as may be mutually determined by the parties. In the event the Closing does not take place prior to February 1, 2006, either party may terminate this Agreement.

3. Exchange of Securities. Subject to and upon the terms and conditions set forth in this Agreement, MEDICO hereby agrees to transfer, convey, assign and deliver the Units to Gabriel on the date and at the time of the Closing in consideration of and exchange for the Shares. Subject to and upon the terms and conditions set forth in this Agreement, Gabriel hereby agrees to transfer, convey, assign and deliver the Units to Gabriel on the date and at the time of the Closing in consideration of and exchange for the Units.

4. Directors. Gabriel hereby agrees that MEDICO shall retain one director on the Board of Directors of the Company and shall vote the Units for such director nominated by MEDICO.

5. MEDICO Representations and Warranties. MEDICO hereby represents and warrants to Gabriel as follows:

(a) Organization; Existence; Good Standing. MEDICO is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska.

(b) Due Authorization. MEDICO has the full corporate power and authority to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. Each of the Agreement and Registration Rights Agreement have been duly executed and delivered by MEDICO and constitutes the valid and binding obligation of MEDICO enforceable against MEDICO in accordance with its terms.

(c) No Conflicts. The execution, delivery and performance by MEDICO of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of each of MEDICO’s Articles of Incorporation or Bylaws, (b) breach any provision of, or be an event that is (or with the passage of time will result in) a default, or result in the cancellation or acceleration of (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition or creation of any encumbrances upon any of the assets of MEDICO pursuant to, any material contract, mortgage, lien, lease, agreement or instrument to which MEDICO is a party or by which MEDICO is bound, or (c) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any government authority except in the cases of (b) and (c) as will not singly or in the aggregate have a Material Adverse Effect on MEDICO.

(d) Investment Intent. MEDICO is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to MEDICO’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. MEDICO does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Securities.

(e) Adequate Information. MEDICO has made an adequate investigation of the business, finances and prospects of Gabriel, including a review of Gabriel’s SEC Reports (as such term is defined in paragraph 6(f) below) with the Securities and Exchange Commission (“SEC”) made by Gabriel during the twelve months preceding this Agreement.

(f) Investor Status. At the time MEDICO was offered the Securities, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 50 1(a) under the Securities Act.

6. Gabriel Representations and Warranties. Gabriel represents and warrants to MEDICO as follows:

(a) Organization; Existence; Good Standing. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Gabriel is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Gabriel is duly qualified to conduct its business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in any material adverse change, either individually or in the aggregate, in the business, operations, properties, assets or condition (financial or other), or any event that has had or would reasonably be expected to have a material adverse effect (a “Material Adverse Effect”) on Gabriel.

(b) Due Authorization. Gabriel has the full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. Each of the Agreement and Registration Rights Agreement has been duly executed and delivered by Gabriel and constitutes the valid and binding obligation of Gabriel enforceable against Gabriel in accordance with its terms. No further corporate action is required by Gabriel in connection therewith. The issuance of the Gabriel Shares has been duly authorized, and upon issuance to MEDICO pursuant to the terms hereof, will be validly issued, fully paid and nonassessable and are and will be free and clear of any lien or encumbrances except as set forth and under applicable securities laws.

(c) No Brokers. Gabriel has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

(d) No Conflicts. The execution, delivery and performance by Gabriel of each of the Agreement and Registration Rights Agreement and the consummation by Gabriel of the transactions contemplated thereunder do not and will not (a) violate or conflict with any provision of each of Gabriel’s Certificate of Incorporation or Bylaws, (b) breach any provision of, or be an event that is (or with the passage of time will result in) a default of, or result in the cancellation or acceleration of (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition or creation of any encumbrances upon any of the assets of Gabriel pursuant to, any material contract, mortgage, lien, lease, agreement or instrument to which Gabriel is a party or by which Gabriel is bound, (c) violate any legal requirement applicable to Gabriel, including the legal requirements of the National Association of Securities Dealers, or any of its properties or assets, or (d) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any government authority except as will not singly or in the aggregate have a Material Adverse Effect on Gabriel and except for filings required by state securities laws and the filing of a Notice of Sale of Securities on Form D with the SEC under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

(e) No Litigation. There is no litigation, proceeding or investigation pending or, to the best knowledge of Gabriel, threatened against Gabriel in any federal, state or local court, or before any administrative agency.

(f) Exchange Act Filings; Financial Statements. Gabriel has filed all reports, forms or other information required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as Gabriel was required by law to file such reports, forms or other information) (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The SEC Reports did not at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading. The financial statements of Gabriel included in the SEC Reports comply, in all material respects, with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Gabriel and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. For purposes of this Agreement, any reports, forms or other information provided to the SEC, whether by filing, furnishing or otherwise providing, is included in the term “filed” (or any derivations thereof). Gabriel is not subject to any formal or informal SEC investigation.

(g) No Undisclosed Liabilities. Gabriel does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other of a nature whether or not required to be reflected in financial statements in accordance with GAAP, (“Liabilities”) which individually or in the aggregate are material to the business, results of operations or financial condition of the Company except Liabilities that: (i) are reflected in the SEC Reports, or (ii) have arisen since the date of the most recent balance sheet contained in the SEC Reports in the ordinary course of Gabriel’s business consistent with past practices.

(h) Capitalization. The Form I0-KSB filed by Gabriel for the year ended June 30, 2005, contains a true and correct statement of the authorized, issued and outstanding equity ownership of Gabriel as of the date hereof. Other than as set forth therein, there are no other outstanding shares of capital stock or other securities of Gabriel and no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities, or other commitments or agreements of any nature relating to the capital stock or other securities of Gabriel, or otherwise obligating Gabriel to issue, transfer, sell, purchase, redeem or otherwise acquire such stock or securities. All outstanding shares of Gabriel’s common stock are duly authorized and validly issued and are fully paid and non-assessable.

(i) Press Releases. The press releases, if any, disseminated by Gabriel during the twelve months preceding the date of this Agreement do not, individually or taken as a whole with the SEC Reports, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.

(j) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on Gabriel, (ii) Gabriel has not incurred any liabilities (contingent or otherwise) of a kind required to be disclosed in Gabriel’s financial statements pursuant to GAAP other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities (not to exceed $100,000) not required to be disclosed in filings made with the SEC, (iii) Gabriel has not altered any method of accounting or the identity of its auditors, (iv) Gabriel has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Gabriel has not issued any equity securities, except pursuant to existing Gabriel stock option plans and consistent with past practice.

(k) Labor Relations. No material labor dispute exists or, to the knowledge of Gabriel, is imminent with respect to any of the employees of Gabriel.

(l) Tax Consequences. The exchange of the Units for the Shares (the “Exchange”) shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Neither Gabriel nor any of its affiliates has taken or agreed to take any action that would reasonably be expected to cause the Exchange to fail to qualify as a reorganization under Section 368(a) of the Code. Gabriel is not aware of any agreement, plan or other circumstance that would prevent the Exchange from qualifying as a reorganization under Section 3 68(a) of the Code.

(m) Compliance. Except as set forth in the SEC Reports, Gabriel (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Gabriel), nor has Gabriel received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, and (iii) is not and has not been in violation of any statute, rule or regulation, or any governmental authority, including all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on Gabriel. Gabriel is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect on Gabriel.

(n) Regulatory Permits. Gabriel possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on Gabriel, and Gabriel has not received any notice of proceedings relating to the revocation or modification of any such permits except as would not in the aggregate result in a Material Adverse Effect on Gabriel.

(o) Title to Assets. Gabriel has good and marketable title in fee simple to all real property owned by it that is material to its business and good and marketable title in all personal property owned by it that is material to its business, in each case free and clear of all liens, except for liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Gabriel. Any real property and facilities held under lease by Gabriel are held by it under valid, subsisting and enforceable leases of which Gabriel is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on Gabriel.

(p) Patents and Trademarks. Gabriel has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar intellectual property rights that are necessary or material for use in connection with its business as described in the SEC Reports and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on Gabriel (collectively, the “Intellectual Property Rights”). Except as disclosed in the SEC Reports, Gabriel has not received a written notice that the Intellectual Property Rights used by it violate or infringe upon the rights of any Person. Except as set forth in the SEC Reports, all such Intellectual Property Rights are enforceable and, to the knowledge of Gabriel, there is no existing infringement by another person of any of the Intellectual Property Rights.

(q) Insurance. Gabriel maintains such insurance relating to its business, operations, assets, key employees and officers and directors as is reasonable, customary and prudent for companies engaged in similar businesses.

(r) Transactions with Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of Gabriel, and, to the knowledge of Gabriel, none of the employees of Gabriel is presently a party to any transaction with Gabriel (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Gabriel, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(s) Internal Accounting Controls. Gabriel maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Gabriel has established disclosure controls and procedures (as defined in the Exchange Act rules I 3a- 15(e) and 15(d)-I 5(e)) for Gabriel and designed such disclosure controls and procedures to ensure that material information relating to Gabriel, including its subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which Gabriel’s Form l0-KSB or 10-QSB, as the case may be, is being prepared. Gabriel’s certifying officers have evaluated the effectiveness of Gabriel’s controls and procedures as of the last day of the period covered by the Form I0-QSB for Gabriel’s most recently ended fiscal quarter (such date, the “Evaluation Date”). Gabriel presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Gabriel has disclosed in its most recently filed Form 10-KSB or Form 10-QSB any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

(t) Solvency. Based on the financial condition of Gabriel as of the date hereof (i) Gabriel’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Gabriel’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) Gabriel’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Gabriel, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of Gabriel, together with the proceeds Gabriel would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Gabriel does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(u) Certain Registration Matters. Assuming the accuracy of MEDICO’s representations and warranties set forth in Section 5, no registration under the Securities Act is required for the offer and sale of the Securities by Gabriel to MEDICO under this Agreement. Gabriel is eligible to register the resale of its Securities by MEDICO on Form S-2 promulgated under the Securities Act. Gabriel has not granted or agreed to grant to any person any rights (including “piggy back” registration rights) to have any securities of Gabriel registered with the SEC or any other governmental authority that have not been satisfied or exercised.

(v) Investment Company. Gabriel is not, and is not an affiliate of, and immediately following the transactions contemplated hereunder will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(w) No Anti-Takeover Provisions. Gabriel is not a party to any agreement for control share acquisition, business combination, or equity distribution designed for anti-takeover purposes and none will be triggered by the execution of this Agreement. Gabriel has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Gabriel’s Certificate of Incorporation or Bylaws (or similar charter documents) or the laws of its state of incorporation that is or would become applicable to MEDICO or shareholders of Gabriel prior to the date hereof as a result of MEDICO and Gabriel fulfilling their obligations or exercising their rights under this Agreement, including Gabriel’s issuance of the Securities and MEDICO’s ownership of the Securities.

(x) Representations and Materials Complete. None of the representations or warranties made by Gabriel in this Agreement, nor any statement made in any schedule or certificate furnished by Gabriel pursuant to this Agreement, contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. Gabriel has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by MEDICO or its counsel.

7. Legend on Stock Certificates. MEDICO acknowledges that the certificates representing the Shares to be received by MEDICO in exchange for the Units will be inscribed with the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT THEN IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULES 144 AND 145 OF SUCH ACT.”

8. Indemnification. Gabriel covenants and agrees that it will indemnify, defend, protect and hold harmless MEDICO, its directors, officers, employees and agents (the “MEDICO Indemnified Parties”) at all times from and after the date of this Agreement against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation) (“MEDICO Losses”) incurred or suffered by any of the MEDICO Indemnified Parties based upon, resulting from or arising out of any inaccuracy or breach of any representation or warranty of Gabriel contained in this Agreement. Each of the representations and warranties made by MEDICO or Gabriel in this Agreement shall survive the Closing.

9. Miscellaneous.

(a) Amendments. No amendment of any provision of this Agreement shall be effective unless the amendment is in writing and signed by each of the parties to this Agreement, and no waiver of any provision shall be effective unless such waiver shall be in writing and signed by the party waiving such provision, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered:

If to MEDICO:
Mutual Protective Insurance Company
Attn: Timothy Hall
1515 South 75th Street
Omaha, NE 68124
Facsimile: (402)398-0885

If to the Gabriel:
Gabriel Technologies Corp.
Attn: Keith Feilmeier
4538 South 140th Street
Omaha, NE 68137
Facsimile: (402) 614-0498

or, as to any such party, at such other address as shall be designated by such party in a written notice to the other parties.

(c) No Waiver: Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

(d) Survival of Agreements, etc. The representations, warranties, covenants and provisions contained in the Agreement shall survive the date hereof and the purchase of the Units by Gabriel hereunder.

(e) Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(f) Integration. This Agreement sets forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and thereby supersedes any previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

(g) Binding Effect: Governing Law. This Agreement shall be binding upon and inure to the benefit of MEDICO and Gabriel and their respective successors and assigns, except that neither MEDICO nor Gabriel may assign this Agreement, or the rights or obligations hereunder, without the prior written consent of the other party. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nebraska applicable to agreements and instruments executed and performed in the State of Nebraska.

(h) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

(i) Facsimile and E-Mail Signatures. Any signature page delivered by a fax machine or by e-mail will be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a facsimile signature page or scanned signature page agrees to later deliver an original counterpart to any party which requests it.

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IN WITNESS WHEREOF, Gabriel and MEDICO have caused this SECURITIES EXCHANGE AGREEMENT to be duly executed as of the date first written above.

GABRIEL TECHNOLOGIES CORPORATION

By: /s/ Keith Feilmeier
Name:	Keith Feilmeier
Title:	President and CEO

MUTUAL PROTECTIVE INSURANCE CORPORATION

By: /s/ Timothy J. Hall
Name:	Timothy J. Hall
Title:	President